Exhibit 99.1

Industrial Services of America, Inc. Reports Fourth Quarter and 2010 Results

LOUISVILLE, KY (March 28, 2011) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets, and offers programs and equipment to help businesses manage wastes, today reported financial results for the fourth quarter and fiscal year ending December 31, 2010.

For the twelve months ending December 31, 2010

--     Total revenue was $343.0 million in 2010, compared with $181.1 million for the same period in 2009.

--     Net income was $8,052,609 (basic and diluted earnings of $1.22 and $1.21 per share respectively) in 2010, compared with net income of $5,284,712 (basic and diluted earnings of $0.91 per share) in 2009.

--     Basic and diluted weighted average shares outstanding were 6,622,480 and 6,666,480 in 2010 and were 5,783,328 and 5,801,459 respectively (split-adjusted) for basic and diluted weighted average shares outstanding in 2009.

--     Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2010 was $17,785,839 compared with EBITDA of $12,680,811 for 2009. (See attached reconciliation.)

For the fourth quarter ending December 31, 2010:

--     Total revenue was $99.5 million in the fourth quarter of 2010, compared with $37.7 million in the fourth quarter 2009.

--     Net income was $2,019,524 (basic and diluted earnings of $0.30 and $0.29 per share, respectively) in the fourth quarter of 2010, compared with $1,547,225 (basic and diluted earnings of $0.24 per share) in the fourth quarter of 2009.  Basic and diluted weighted average shares outstanding were 6,790,026 and 6,837,185 respectively in the fourth quarter of 2010 and were 6,429,438 and 6,460,428 respectively (split-adjusted) for basic and diluted shares in the fourth quarter of 2009.

--     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2010 was $4,027,670 compared with EBITDA of $3,724,852 for the fourth quarter of 2009. (See attached reconciliation.)

Key Highlights for the Fiscal Year Ending December 31, 2010

--     Revenues up 89% year-over-year

--     Net Income up 52% year-over-year

--     Diluted EPS up 33% year-over-year, despite a 15% increase in diluted shares outstanding

Key Highlights for the Fourth Quarter Ending December 31, 2010

--     Revenues up 164% year-over-year

--     Net Income up 31% year-over-year

--     Diluted EPS up 24% year-over-year, despite a 6% increase in diluted shares outstanding

Chairman of the Board Harry Kletter commented, "2010 was another great year.  Our sales have grown at a compound annual rate of 85% per year for each of the last two years, increasing from $100 million in 2008 to $181 million in 2009 to $343 million in 2010.  This has occurred during one of the most difficult economic times since the 1930's.  We ended 2010 with a strong balance sheet, including a current ratio of 3.6-to-1 and low leverage.

"In 2011 we will focus on increasing our profit margins.  We are in a position for continued growth in 2011 and will be looking forward to the new equipment that we invested in during the year to help us become more profitable and efficient."

In addition to investing in profit-enhancing equipment, management also continues to scrutinize operating costs.  Both initiatives should help ISA expand its profit margins in 2011 and beyond.

We also increased our credit facility during 2010, enabling us to continue our rapid pace of growth.  We anticipate increasing our credit facility commensurate with the growth in our equity base and profits.  More availability under the credit facility, combined with our continued focus on efficiently turning our inventory, should allow us to generate incremental sales and profitability.

Operational Highlights:

--     Increased scrap shipments 56% over 2009 levels

--     Upgraded the non-ferrous separation system at our shredding operation

--     Moved the Alloys division into a 150,000-square foot building that we own but had previously rented to an independent third party.

Conference Call to Discuss 2010 Results

ISA will host a conference call on Monday, March 28, 2011 at 2:00 PM Eastern time to discuss fourth quarter results.  Participants can access the call by dialing:

U.S. and Canada Dial-in Number: 877-354-6067

Conference ID#:52496068

Callers should identify the Industrial Services of America earnings results call.

A replay will be available one hour after the call through midnight March 30, 2011 by calling:

800-642-1687 or 706-645-9291.

ISA's 2010 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries

Consolidated Statements of Income

	YEAR ENDED		THREE MONTHS ENDED
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009

Revenue from services	$6,212,549	$7,094,755	$1,381,310	$1,374,357
Revenue from product sales	336,792,766	173,956,925	98,089,777	36,333,612
Total revenue	343,005,315	181,051,680	99,471,087	37,707,969

Cost of goods sold for services	5,401,521	5,514,290	927,481	1,125,429
Cost of goods sold for product sales	310,318,773	155,244,685	92,664,680	30,939,154

Total cost of goods sold	315,720,294	160,758,975	93,592,161	32,064,583

SG&A expense	13,736,685	10,487,665	3,087,333	2,731,645

Income before other income (expense)	13,548,336	9,805,040	2,791,593	2,911,741

Other income (expense)
Interest expense	(1,473,037)	(1,096,227)	(451,088)	(393,972)
Interest income	29,255	32,147	5,457	4,368
Gain/(loss) on sale of assets	281,241	73,754	25,200	20,645

Other income, net	40,133	(29,322)	(376)	13,465
	(1,122,408)	(1,019,648)	(420,807)	(355,494)

Income before income taxes	12,425,928	8,785,392	2,370,786	2,556,247

Provision for (reduction of) income taxes	4,373,319	3,500,680	351,262	1,009,022

Net income	$8,052,609	$5,284,712	2,019,524	1,547,225

Basic earnings per share	$1.22	$.91	0.30	0.24
Diluted earnings per share	$1.21	$.91	0.29	0.24

Weighted average shares outstanding:
Basic	6,622,480	5,783,328	6,790,026	6,429,438
Diluted	6,666,480	5,801,459	6,837,185	6,460,428

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months Ending December 31,		Twelve Months Ending December 31,
	2010	2009	2010	2009
Net Income	2,019,524	1,547,225	8,052,609	5,284,712
Interest expense	451,088	393,972	1,473,037	1,096,227
Income taxes	351,262	1,009,022	4,373,319	3,500,680
Depreciation	1,138,296	774,633	3,511,874	2,799,192
Amortization	67,500	-	375,000
EBITDA (1)	4,027,670	3,724,852	17,785,839	12,680,811

(1)    EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results inaccordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville, KY, Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/